Exhibit (g)(1)(i)

AMENDMENT TO CUSTODY AGREEMENT

This Amendment is dated as of the ninth day of April, 2021, by and between Third Avenue Trust (the “Client”), and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Client and the Custodian have entered into Custody Agreement effective as of November 12, 2019 (the “Agreement”);

WHEREAS, the Client and the Custodian wish to amend the Agreement to add Third Avenue International Real Estate Value Fund as a portfolio under the Agreement;

WHEREAS, pursuant to Section 17.3 of the Agreement, the Client and the Custodian wish to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Appendix I to the Agreement is hereby amended by deleting such Appendix in its entirety and substituting therefor the attached Appendix I.

As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Each party represents and warrants to the other party that it has full authority to enter into this Amendment to the Agreement upon the terms and conditions hereof and that the individual executing this Amendment on its behalf as the requisite authority to bind such party to the Amendment.

Authorized Signer of:		Authorized Signer of:

THIRD AVENUE TRUST		THE BANK OF NEW YORK MELLON

By:	/s/ Joel Weiss	By:	/s/ Robert Jordan

Name:	Joel Weiss	Name:	Robert Jordan

Title:	President	Title:	Director

Date:	April 1, 2021	Date:	April 4, 2021

APPENDIX I

Effective April 9, 2021

Third Avenue Small Cap Value Fund

Third Avenue Value Fund

Third Avenue Real Estate Value Fund

Third Avenue International Real Estate Value Fund

Appendix I-1